UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                                (Rule 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d1(b), (c)
         and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2
                   Under the Securities Exchange Act of 1934


                           Alliant Techsystems Inc.
 ------------------------------------------------------------------------------
                               (Name of Issuer)


                     Common Stock, par value $0.01 per share
 ------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  018804104
                 --------------------------------------------
                                (CUSIP Number)


                               December 7, 2001
 ------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

-----------------------
  CUSIP N0. 018804104
-----------------------

------------------------------------------------------------------------------
 1. Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

         Blount International, Inc./63-0780521
------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
3.       SEC USE ONLY


------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------------------
                           5.       SOLE VOTING POWER

    NUMBER OF                           0 shares

     SHARES        -----------------------------------------------------------
                           6.       SHARED VOTING POWER
  BENEFICIALLY
                                    3,048,780 shares
    OWNED BY
                   -----------------------------------------------------------
      EACH                 7.       SOLE DISPOSITIVE POWER

    REPORTING                           0 shares

     PERSON        -----------------------------------------------------------
                          8.        SHARED DISPOSITIVE POWER
      WITH
                                    3,048,780 shares

------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,048,780 shares of common stock

------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                         [ ]
------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         12.4%

------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (See Instructions)

         HC

-----------------------
  CUSIP NO. 018804104
-----------------------

------------------------------------------------------------------------------
 1. Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

         Blount, Inc./63-0593908
------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
3.       SEC USE ONLY


------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
------------------------------------------------------------------------------
                           5.       SOLE VOTING POWER

    NUMBER OF                       3,048,780 shares

     SHARES        -----------------------------------------------------------
                           6.       SHARED VOTING POWER
  BENEFICIALLY
                                            0 shares
    OWNED BY
                   -----------------------------------------------------------
      EACH                 7.       SOLE DISPOSITIVE POWER

    REPORTING                       3,048,780 shares

     PERSON        -----------------------------------------------------------
                          8.        SHARED DISPOSITIVE POWER
      WITH
                                            0 shares

------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,048,780 shares of common stock

------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                         [ ]
------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         12.4%

------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (See Instructions)

         CO

Item 1(a).          Name of Issuer:

                    Alliant Techsystems Inc.

Item 1(b).          Address of Issuer's Principal Executive Offices:

                    5050 Lincoln Drive, Edina, MN 55436

Item 2(a).          Name of Person Filing:

                    Blount International, Inc.

Item 2(b).          Address of Principal Business Office or, if none,
                    Residence:

                    4520 Executive Park Drive, Montgomery, Alabama 36116-1602

Item 2(c).          Citizenship:

                    Delaware

Item 2(d).          Title of Class of Securities:

                    Common Stock, par value $0.01 per share

Item 2(e).          CUSIP Number: 018804104


Item 3.             Not applicable

Item 4.  Ownership:

          See cover pages

Item 5.  Ownership of Five Percent or Less of a Class:

                                 Not applicable

Item 6  Ownership of More than Five Percent on Behalf of Another Person:

                                 Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control
         Person:

                                See Attachment I

Item 8.  Identification and Classification of Members of the Group:

     Lehman Brothers Holdings Inc. ("Lehman") and certain of its affiliates directly or indirectly beneficially own a majority of the common stock of Blount International, Inc. Reference is made to the Form 3 filed by Lehman and certain of its affiliates dated as of August 20, 1999, as amended, and the Schedule 13D filed by Lehman and certain of its affiliates dated as of August 20, 1999, as amended. Under the applicable rules of the Securities and Exchange Commission, Lehman and these affiliates may be deemed to be beneficial owners of the securities reported herein.

     The Reporting Persons do not affirm the existence of a group with Lehman and its affiliates.

28


Item 9.  Notice of Dissolution of Group:

                                Not applicable

Item 10.  Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       12/14/01
                                            -------------------------------
                                                        (Date)


                                              /s/ Richard H. Irving, III
                                            -------------------------------
                                                    (Signature)
                                            Richard H. Irving, III
                                            Secretary and Senior Vice President
                                            Blount International, Inc.


     The undersigned persons, on December 12, 2001, agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the Common Stock of Alliant Techsystems Inc. as of December 7, 2000.

Blount International, Inc.


        /s/ Richard H. Irving, III
By      --------------------------
            Richard H. Irving, III
            Secretary and Senior Vice President
            Blount International, Inc.

Blount, Inc.


        /s/ Richard H. Irving, III
By      ---------------------------
            Richard H. Irving, III
            Secretary and Senior Vice President
            Blount, Inc.

Attachment I

     Pursuant to instructions in Item 7 of Schedule 13G, this Attachment has been prepared to identify Blount, Inc. as the relevant subsidiary of Blount International, Inc.

     Blount, Inc. is the actual owner of the 3,048,780 shares of Alliant Techsystems Inc.'s common stock reported herein and is the wholly-owned subsidiary of Blount International, Inc.